BIG FLOWER ADOPTS NEW HOLDING COMPANY STRUCTURE


         New York City, October 17, 1997 -- Big Flower Press Holdings, Inc. (NYSE:BGF), announced today that it has adopted a new corporate legal structure. Big Flower Holdings, Inc. ("Big Flower Holdings") has become the new holding company of Big Flower Press Holdings, Inc. ("Big Flower Press"), which has become a wholly-owned subsidiary of its new parent, and the common stock of Big Flower Press has been automatically exchanged for common stock of Big Flower Holdings. The purpose of this reorganization is to facilitate certain previously announced financings.

         The business operations of Big Flower Press have not changed as a result of implementing the new legal structure. The reorganization has been effected pursuant to Section 251(g) of the Delaware General Corporation Law, and has been structured in a manner that did not require action by the stockholders of Big Flower Press, whose rights, privileges and interests remain the same with respect to Big Flower Holdings. Big Flower Press' name, charter, by-laws and board of directors did not change as a result of the reorganization, and Big Flower Holdings will have the same board of directors as Big Flower Press. The common stock of Big Flower Holdings will trade under the ticker symbol "BGF" on the NYSE; the CUSIP number for its common stock has been changed.


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For more information contact:      Irene B. Fisher
                                   Vice President and
                                     Associate General Counsel
                                   212-521-1622


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